FOR IMMEDIATE RELEASE CONTACT: BRETT CHILES

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EQUUS TOTAL RETURN, INC. ANNOUNCES

THIRD QUARTER NET ASSET VALUE

HOUSTON, TX - November 14, 2008 - Equus Total Return, Inc. (NYSE: EQS) (the "Fund") reports net assets as of September 30, 2008, of $94.2 million, or $11.41 per share. After adjusting for cash and stock dividends of $1.4 million, net asset value per share was $11.57. Comparative data is summarized below (in thousands, except per share amounts):

For the Quarter Ended	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
Net assets	$94,235	$102,976	$103,661	$103,216
Shares outstanding	8,261	8,581	8,496	8,401
Net assets per share	$11.41	$12.00	$12.20	$12.29
Net assets per share (as adjusted)	$11.57	$12.16	$12.36	$12.42
Dividend per share	$0.158	$0.158	$0.158	$0.125

Significant events for the quarter were as follows:

  Alternative Energy. On August 4, 2008, the Fund provided $1.5 million in financing to Trulite, Inc., a clean portable power company. The company's flagship product, the KH4 generator, is capable of filling existing critical power voids in the 50W through 250W power markets. The KH4 is being launched in the marketplace and plans to fill clean power needs up to 5KW with other products that are currently in development.

  Family Entertainment. On August 18, 2008, the Fund made a $2.5 million mezzanine loan to London Entertainment Partners, LLC, which operates "Ripley's Believe It or Not!" museum in London under a franchise agreement with Ripley Entertainment Inc.

  Commercial Building Products and Services. On August 1, 2008, the Fund provided $1.0 million in financing to Metic Solutions, plc, a UK based provider of specialist architectural roof glazing.

  Real Estate. During the third quarter 2008, the Fund reduced the fair value of its investment in Creekstone Florida Holdings from $4.1 million to zero. Creekstone Florida Holdings holds, among other things, a majority interest in a developer of condominium units in Panama City, Florida.

  Credit Agreement. The Fund secured a new revolving line of credit agreement with Amegy Bank of Texas for $7.5 million. The line of credit is intended to enable the Fund to make follow-on investments. The initial term of the agreement is through February 2010 and the loan is secured by the Fund's investments.

  Share Repurchase. On September 11, 2008, the Fund repurchased an aggregate of 423,960 shares of its common stock for $3.0 million, representing 4.9% of its outstanding shares, from unaffiliated third parties in a private transaction. The shares were repurchased at a discount to the Fund's net asset value and subsequently retired.

  Managed Distribution Policy. On September 29, 2008, in accordance with the managed distribution policy where the Fund seeks to pay quarterly dividends at an annualized rate of 10% of the Fund's market value of $6.31 at December 31, 2007, the Fund paid a $0.158 per share dividend in the form of cash and stock.

As of September 30, 2008, the Fund had approximately $9.1 million in cash. Approximately $8.2 million has been allocated for follow-on investments.

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.